Exhibit 99(a)(5)

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For immediate release: April 15, 2013, 6:00 am EDT	Contact:	Jack Isselmann, Public Relations
Mark Rittenbaum, Investor Relations
Ph: (503) 684-7000

The Greenbrier Companies, Inc. announces Put Option notification for 2.375% Convertible Senior Notes

Lake Oswego, Oregon – April 15, 2013 – The Greenbrier Companies, Inc. (NYSE:GBX) (“Greenbrier”) today announced that it is notifying holders of its outstanding 2.375% Convertible Senior Notes due 2026 (the “Notes”) that, pursuant to the terms of the Notes and the indenture governing the Notes, they have the option to require Greenbrier to purchase, on May 15, 2013 (the “Purchase Date”), all or a portion of their Notes (the “Put Option”) at a purchase price equal to 100% of the principal amount of the Notes ($67,724,000 as of April 15, 2013), plus any accrued and unpaid interest to, but not including, the Purchase Date. Greenbrier will pay for any Notes validly surrendered and not validly withdrawn with cash. If all outstanding Notes are validly surrendered for purchase, the aggregate purchase price, including accrued and unpaid interest, will be approximately $68,500,000.

The opportunity to surrender the Notes for purchase pursuant to the Put Option commences today and expires at 5:00 p.m., Eastern Time, on May 13, 2013, which is the second business day immediately preceding the Purchase Date. Holders may withdraw any Notes previously surrendered for purchase at any time prior to 5:00 p.m., Eastern Time, on May 14, 2013.

As required by the rules of the Securities and Exchange Commission (the “SEC”), Greenbrier will file a Tender Offer Statement on Schedule TO with the SEC. The Tender Offer Statement will include a notice to holders from Greenbrier (the “Issuer Put Right Notice”) specifying the terms and conditions of the Put Option and the procedures to exercise the Put Option, which is available through The Depository Trust Company and the paying agent, which is U.S. Bank National Association. Holders of Notes are strongly encouraged to read the Issuer Put Right Notice and other relevant documents filed with the SEC before making a decision relating to the Put Option.

None of Greenbrier, its board of directors or its employees have made or are making any representation or recommendation to any holder as to whether or not to surrender Notes pursuant to the Put Option.

-More-

Greenbrier announces Put Option notification…(Cont.)	Page 2

U.S. Bank National Association is acting as paying agent for the Put Option. Copies of the Issuer Put Right Notice and additional information relating to the Put Option may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

This press release is for informational purposes only and is not an offer to purchase, or a solicitation of an offer to purchase, the Notes.

About Greenbrier Companies

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its four manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,200 railcars, and performs management services for approximately 225,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This presentation may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “initiatives,” “targets,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “designed to,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as required by law, we do not assume any obligation to update any forward-looking statements.

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